Exhibit 99.1

WEBTOON and Marvel to Unveil the New Marvel Comics App at New York Comic Con

Launching November 16, All-New App to Feature More Than 35,000 Digital Comics, Personalized Discovery Tools, Pull List Features and New Issues as Early as 1 Month After Print Release

Limited-Time Founding Member Pricing Available Online Now and at the Marvel Comics App Booth at New York Comic Con

LOS ANGELES (OCTOBER 5, 2026) – Comic book fans will soon have a new way to discover, read, and follow the stories they love: the new Marvel Comics app. Attendees at New York Comic Con this week will be the first to preview the new app in a booth experience on the show floor (Booth #2435). Officially launching November 16, the new Marvel Comics app will make it easier than ever for fans to find and read the stories they love with a single convenient subscription.

The Marvel Comics app will give fans access to a deep and growing library of current and classic comics from Marvel, Star Wars, and 20th Century Studios, and will continue growing with more features and stories from across Disney's portfolio. Developed from the ground up by WEBTOON Entertainment for mobile and web, the app is designed to make comic discovery faster, reading more flexible, and ongoing series easier to follow. The Marvel Comics app will include archived comics, current comic book runs, and will support both traditional page-based comics and vertical-scroll formats.

“We know that there is a large audience of readers who are looking to experience comics digitally, and there is no richer library than Marvel Comics,” said David Abdo, General Manager, Marvel Comics and Franchise. “We’re excited to partner with WEBTOON, industry leaders in the space, to create a new app that can continue to grow and evolve with the way readers discover and experience comics.”

Fans can explore what catches their eye through a dynamic cover-scroll interface that makes thousands of comics browsable at a glance, or turn to personalized recommendations tailored to their reading history and interests. Character and creator pages let fans follow journeys across arcs and storylines, and Pull List surfaces new issues from followed series, characters, and creators the moment they're available. Fans can also browse upcoming releases to see what's coming soon and add titles to their Pull List in advance. An enhanced smart panel mode, which zooms in on individual panels, makes every issue easier to follow on mobile devices.

"The Marvel Comics app represents a new chapter in helping fans connect with the stories they love," said Yongsoo Kim, President of WEBTOON Entertainment. "By combining WEBTOON's expertise in building digital comics platforms with Marvel’s unparalleled storytelling legacy, we're making it easier for longtime fans and new readers alike to explore Marvel’s universe and discover their next favorite story."

The Marvel Comics app will offer two subscription tiers. The Base tier is $9.99/month (plus tax) or $69.99/year (plus tax) and provides access to the full Marvel Comics digital library, with the latest issues available as soon as 3 months after their print release. For fans who want the latest issues sooner, the Ultimate tier gives access to new comics as soon as 1 month after their print release in addition to the full library. Ultimate will be available for $12.49/month (plus tax) or $99.99/year (plus tax).

Fans can pre-register now at https://marvel.webtoon.com and claim a limited-time founding member price of $59.99 (plus tax) for their first year of Ultimate Annual.

Pre-order: $59.99 + tax for year one, charged today. Subscription starts when you redeem your code after service launch, then auto-renews at $99.99 + tax/year until canceled. 18+. Subject to the Founders Offer Terms of Use.
The Marvel Comics App at New York Comic Con
The Marvel Comics app will make its New York Comic Con debut October 8–11 at booth (#2435), where fans can get an early look at the beta version of the app, learn more about the upcoming service, and pre-register ahead of the app’s launch on November 16, 2026.
NYCC attendees will also have the opportunity to claim the limited-time founding member price on-site. The first 2,000 fans to claim the offer will receive a limited-edition Marvel Comics print ID card, available exclusively at NYCC.
Founding Member ID Card available at booth #2435 while supplies last; limit one per person. Card designs are subject to availability and may vary.
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About Marvel
Marvel is one of the world’s most prominent entertainment brands, built on an unparalleled library of iconic characters and stories that have shaped pop culture for over 85 years. The

Marvel brand spans entertainment, including film, television, publishing, licensing, games, live events, digital media, and more.

For more information, visit marvel.com. © 2026 MARVEL

About WEBTOON Entertainment
WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators.
With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners have included Warner Bros. Animation, Discord, HYBE, and Duolingo, among many others.
With approximately 155 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform--WEBTOON Productions, Studio N, Studio LICO, WEBTOON Unscrolled, LINE MANGA, and eBookJapan, among others.